Exhibit 10.3

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SORT SERVICES AGREEMENT

Parties:	Spansion	Supplier
Full Legal Name:	Spansion LLC	ChipMOS TECHNOLOGIES INC.

Business Entity Type:	Limited Liability Company	Corporation
Organized In:	State of Delaware	Republic of China

Principal Business Address:	915 DeGuigne Drive	No. 1 R&D Rd. 1, Hsinchu Science Park
	Sunnyvale, CA 94088	Hsinchu, Taiwan, R.O.C.

Address for Notices:	915 DeGuigne Drive	No. 1 R&D Rd. 1, Hsinchu Science Park
	Sunnyvale, CA 94088	Hsinchu, Taiwan, R.O.C.
	Attn: Law Department, MS 251	Attn: S. J. Cheng
	Facsimile: (408) 616-3762	Facsimile: 886-3-5668980

WHEREAS, on March 1, 2009, Spansion filed a voluntary petition for relief under chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the “Chapter 11 Case”);

NOW, THEREFORE, in consideration of the promises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Spansion and Supplier agree as follows:

1.	Definitions

(a) “Affiliate” means, with respect to a party hereto, a business entity that directly or indirectly controls, is controlled by or is under common control with that party.

(b) “Capacity” means the amount of trained personnel and plant and equipment capacity that is available for the wafer sort and delivery of Products.

(c) “Consigned Material and Tooling” means any tooling or material that Spansion supplies to Supplier (but not purchased by Supplier) to be used in connection with the Services.

(d) “Deviation” means a written document that approves (i) a temporary modification to a Product, or (ii) a temporary modification of a process utilized by Supplier in the performance of Services.

(e) “Effective Date” means the earlier of (i) the date of the entry of an order by the U.S. Bankruptcy Court for the District of Delaware approving Spansion’s execution of this Agreement and such order shall not have been stayed pending appeal, or (ii) the date a plan of reorganization has been confirmed by the U.S. Bankruptcy Court for the District of Delaware and become effective.

(f) “Order” means a purchase order placed by Spansion in compliance with the applicable Statement of Work for Services to be furnished by Supplier to Spansion during a specified time period, specifying the quantity, price, part number, revision details and other relevant information with respect to such Services.

(g) “Product” means any Spansion semiconductor device sorted by Supplier per the requirements set forth in the applicable Statement of Work.

(h) “Services” means the wafer sort services specified in the applicable Statement of Work.

(i) “Specifications” means the specifications for the relevant Services specified in a Statement of Work and all drawings, documentation, data, information, software and know-how provided by Spansion to Supplier.

2.	Scope Of Services

(a) Statements of Work. Pursuant to one or more mutually agreed Statements of Work, Spansion may purchase and Supplier shall provide Spansion with Services in accordance with the terms of this Agreement. Each Statement of Work executed by the parties is incorporated into this Agreement by reference and is subject to the terms and conditions of this Agreement, and in the event of any discrepancy between the terms and conditions of the applicable Statement of Work and this Agreement, those of the Statement of Work shall prevail. Services not mutually agreed upon and included in a Statement of Work shall not be subject to the terms and conditions of this Agreement, even if such Services have been actually provided by Supplier. Without limiting the foregoing, this Agreement, together with the terms and conditions of the applicable Statement of Work, takes precedence over any additional or different terms and conditions in any other documents exchanged by the parties.

(b) Orders. Subject to subsection (c) below, periodically, Spansion may submit one or more Orders to Supplier, pursuant to the applicable Statement of Work. Supplier will confirm in writing acceptance or rejection within three (3) business days of its receipt of an Order. Supplier’s failure to timely reject an Order shall be deemed acceptance of that Order. Supplier must issue a quotation for any Services requested by Spansion pursuant to this Agreement within the time period specified in the applicable Statement of Work, and to accept any Order submitted by Spansion that is consistent with such quotation, provided that the quantities are within the agreed capacity limits and forecasted requirements specified in the applicable Statement of Work. Orders may be issued by mail or facsimile, or by electronic means if the parties have agreed in writing to conduct such business electronically.

(c) Capacity Requirements; Forecasts. Supplier will at all times maintain sufficient Capacity as defined and provided in the applicable Statement of Work to support Spansion’s forecasted requirements stated in the applicable Statement of Work, including buffer capacity mutually agreed by the parties. Supplier’s failure to maintain such Capacity will be a material breach of this Agreement. Except for any binding forecasts agreed to under a Statement of Work, forecasts provided by Spansion are intended to be good faith estimates only. Such forecasts are intended to be used by Supplier solely as a business planning tool, and do not constitute an Order by Spansion or a commitment by Spansion to purchase any quantity of Services from Supplier. Decisions regarding whether to purchase Services from Supplier shall be at Spansion’s sole discretion. Any reliance by Supplier on such forecasts shall be at Supplier’s sole risk.

(d) Tools & Equipment. Unless otherwise agreed to in writing by the parties, Supplier shall provide the equipment, tools, technology, and labor necessary to provide the Services and to deliver the Product in accordance with the terms and conditions of this Agreement and the applicable Statement of Work. Spansion will provide Supplier with Specifications and/or technology or equipment if agreed by the parties in the applicable Statement of Work.

(e) Changes. Subject to subsection (f) below, Spansion may cancel, change, or reschedule any or all of the Services as set forth in the applicable Statement of Work or Order. Subject to subsection (f) below, Spansion may cancel any Order or postpone any performance without Supplier’s consent. Supplier shall use its best efforts to accommodate Spansion’s requests for other Order changes, including but not limited to increases in quantities or acceleration of delivery dates if so set forth in the applicable Statement of Work or an Order. Failure to confirm acceptance or rejection within three (3) business days of receipt of such changes these shall be deemed acceptance of such changes.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(f) Cancellation or Rescheduling. Subject to the provisions stated under the applicable Statement of Work, in the event of a cancellation or rescheduling of any Order or Statement of Work, in whole or in part, Supplier shall immediately stop all related work and cause its suppliers and subcontractors to stop work. Spansion’s liability with respect to any cancellation or rescheduling is limited to:

(i) all work-in-process that exists at the time Supplier is notified of such cancellation or rescheduling,

(ii) actual, non-recoverable costs incurred by Supplier prior to cancellation or rescheduling pursuant to an Order or a Statement of Work, provided that Supplier substantiates the amount of such costs through documentation that is reasonably satisfactory to Spansion.

Supplier shall use all reasonable efforts to limit Spansion’s liability in this regard. Spansion will have no other liability or responsibility arising out of any cancellation or rescheduling of Services except as stated above.

(g) Shipping Terms; Title & Risk of Loss. Except as otherwise agreed by the parties in writing, terms of shipment for the sorted Products shall be: Ex Works (EXW) – Supplier’s sort and test plant, as defined in Incoterms 2000. Title to Products shall remain with Spansion through the period when the Products are in Supplier’s possession or storage. Risk of loss of sorted Products shall pass to Spansion upon delivery to Spansion’s designated carrier.

3.	Pricing & Payments

(a) Pricing. Prices for Services shall be as set forth in the applicable Statement of Work.

(b) Payment Terms. Payment under this Agreement shall be made simultaneously upon the delivery of Products or when Supplier has completed the Services requested by Spansion. Supplier will invoice Services in accordance with the unit of measure set forth in the applicable Statement of Work. Payments will be mailed to Supplier at the address indicated in the applicable Order or wire transferred to the bank account designated by the Supplier. Payments will be made in U.S. dollars absent a written agreement to the contrary in the applicable Statement of Work. Payment of invoices does not constitute final acceptance of the Product. Supplier and Spansion agree that the payment terms contemplated by this Agreement are temporary in nature and that upon Spansion’s emergence from the Chapter 11 Case payment terms shall revert to thirty (30) days after Spansion receives an itemized invoice from Supplier.

(c) Cost Reduction & Value Engineering. Supplier and Spansion agree that a mutual goal of their commercial relationship is to minimize total cost associated with performing Services and producing Products. Both parties agree to use reasonable efforts to provide alternative technical solutions that reduce costs through design and process improvements. All such Product improvements must be approved by Spansion.

(d) Competitive Pricing. Supplier warrants that the prices charged by it to Spansion for the Services hereunder do not exceed [*].

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.	Time Of Performance

(a) Delays. Time is of the essence under this Agreement. Subject to Spansion’s payment in accordance with Section 3 (b), Supplier will commence Services hereunder at the time specified in the applicable Order and/or Statement of Work and will finish such Services by the date specified therein. By executing this Agreement and accepting the Order and/or Statement of Work, Supplier agrees that the time limit specified in the Order and/or Statement of Work for the tasks described therein are reasonable. Supplier shall use its best efforts to minimize any delay that may prevent its timely compliance with one or more requirements of this Agreement. Whenever the timely achievement of Supplier’s responsibilities pursuant to this Agreement has been or will be adversely affected by any delay, Supplier shall promptly notify Spansion stating the anticipated length of the delay, the cause of the delay, the measures proposed or taken to prevent or minimize the delay, and the timetable for implementation of such measures. At Spansion’s option, Supplier’s failure to provide such notice shall constitute a material breach of this Agreement. If Supplier’s failure to timely deliver sorted Products or perform Services causes Spansion to be unable to timely deliver goods to Spansion customers, Supplier will indemnify Spansion for any such damages, costs, penalties, or other amounts that Spansion pays to its customers as a result of such delay, subject to Sections 15 and 18.

(b) Force Majeure. Neither party shall be held responsible for any delay or failure in performance of any part of this Agreement to the extent such delay or failure is caused by an act of God or other similar causes beyond its control and without the fault or negligence of the delayed or non-performing party (each a “Force Majeure Event”). Delays by vendors in manufacture or delivery of materials not caused by a Force Majeure Event, or shortages of labor or materials resulting from general market conditions (including price increases), shall not constitute a Force Majeure Event. A party who is delayed or fails to perform as a result of a Force Majeure Event (“Affected Party”) shall use its best efforts (including without limitation rescheduling labor and resources) to mitigate and minimize any resulting delay in the performance of the suspended obligation. The Affected Party shall provide written notice to the other party within twenty-four (24) hours of learning of a Force Majeure Event stating the nature and cause of the event and shall provide written notice within one (1) business day of the anticipated length of the delay, the measures proposed or taken by the Affected Party to minimize the delay, and the timetable for implementation of such measures. If Supplier is the Affected Party and a Force Majeure Event occurs, Spansion may, at any time after receiving Supplier’s notice of the anticipated length of the delay, the measures proposed or taken by Supplier to minimize the delay, and the timetable for implementation of such measures (i) conduct business elsewhere with respect to the affected Products, and deduct such business from any committed quantities; and/or (ii) extend the term of this Agreement up to the length of time of the delay.

5.	Periodic Supplier Reviews

The parties agree to meet periodically to review Supplier’s performance with regards to mutually agreed upon metrics.

6.	Consigned Material and Tooling

(a) Material and Tooling Warehousing. Supplier will provide warehousing services at Supplier’s manufacturing plant or other storage facility mutually agreed by the parties for the Consigned Material and Tooling consisting of receiving, storage, order picking, shipment preparation and execution, pick and pack processing, cycle counting, and performance tracking and inspection of the Consigned Material and Tooling as set out in this section. Supplier shall further provide Spansion, its employees and agents, accessibility to the Consigned Material and Tooling on Supplier’s premises during normal business hours and permit the retrieval and removal of any Consigned Material and Tooling, subject to Supplier’s reasonable confidentiality, safety and security requirements. Upon termination of this Agreement or at any time upon Spansion’s request, Supplier shall promptly return in good condition any Consigned Material and Tooling back to Spansion at Spansion’s expense.

(b) Shipping Terms. Terms of shipment for Consigned Material and Tooling to Supplier shall be: [*] – Supplier’s sort and test plant, as defined in Incoterms 2000.

(c) Title & Risk of Loss. Title and right of possession to all Consigned Material and Tooling shall all times remain with Spansion. Liability for loss of or damage to Consigned Material and Tooling will pass to Supplier once the Consigned Material and Tooling are delivered to Supplier. In the event of any loss or irreparable damage to Consigned Material and Tooling while in the control of Supplier attributable to Supplier, Supplier shall (i) replace such Consigned Material and Tooling, or (ii) compensate Spansion within sixty (60) days of the loss or damage for the replacement cost of the Consigned Material and Tooling. Supplier will use reasonable efforts to recover potentially usable Consigned Material and Tooling from assemblies that have been rejected from the production flow or returned from the field. All damaged, scrap or rejected Consigned Material and Tooling or Product must be returned to Spansion, with appropriate documentation in a timely manner.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d) Security Requirements. To protect the Products and Consigned Material and Tooling, Supplier will comply with all Spansion security requirements, guidelines and procedures set forth in Appendix 1 attached hereto and incorporated by reference herein, and will take all other measures reasonable prudent to prevent the theft of or damage to Products and Consigned Material and Tooling while in Supplier’s control. Supplier must maintain reasonable documentation of all Consigned Material and Tooling used and in inventory and provide copies to Spansion Security in the event a discrepancy is identified.

(e) Inventory Tracking. Supplier shall track and account for all Spansion Consigned Material and Tooling and Products at all times. Upon request, Supplier shall send to Spansion an inventory reconciliation report of Consigned Material and Tooling and Product that includes the following information by Spansion part number and any other information mutually agreed by the parties:

(i) the number of Consigned Material and Tooling received during the applicable period,

(ii) the ending inventory for work-in-process on the production line including the Consigned Material and Tooling inventory issued to the production line and the Product inventory in rework,

(iii) the ending inventory in the Supplier’s staging area,

(iv) the total number of sorted Products delivered,

(v) the ending inventory of rejects being held by Supplier, and

(vi) the total number of rejected Consigned Material and Tooling and/or Products shipped to Spansion.

7.	Engineering Change Requests And Change Orders

(a) Engineering Change Request. Supplier will not make any changes to Product or any process specifically defined in the Specifications without Spansion’s written authorization. That written authorization will only be accepted in the form of an approved Engineering Change Request (ECR) or Deviation signed by an authorized representative of Spansion. The ECR or Deviation may include, but is not limited to, changes in the Product’s design, components, or manufacturing processes specifically defined in the Specifications. Either Spansion or Supplier may initiate an ECR or a Deviation.

(b) Response to ECR. Supplier shall review and respond to all Spansion ECRs in writing within two (2) business days with the feasibility, cost, schedule, and availability impact of the proposed change. Spansion will respond to a Supplier ECR in writing and will not unreasonably withhold or delay its approval. Supplier will use all reasonable efforts to comply with such agreed upon Supplier or Spansion ECRs. If Supplier and Spansion cannot agree to implement the ECR, Spansion may, at its sole discretion, cancel outstanding Orders with respect to the affected Products, in whole or in part, in accordance with section 2 (e) and (f) above. Both Spansion and Supplier shall handle Deviations and emergency ECR in a time-critical manner.

(c) Associated Costs. All costs of implementing agreed ECRs initiated by Spansion will be the responsibility of Spansion only if such costs are approved by Spansion in advance of the change. All costs of implementing ECRs initiated by Supplier solely to improve its manufacturing processes will be the responsibility of Supplier.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.	Quality Assurance

Supplier shall comply with all quality requirements and maintain all quality systems, policies and procedures set forth in the applicable Statement of Work.

9.	Rejected Product

Supplier will notify Spansion of problems associated with Consigned Material and Tooling on a regular basis and will return defective Consigned Material and Tooling as directed by Spansion. For problems mutually determined to be due to a problem with a Consigned Material and Tooling or the Specifications, Spansion will compensate Supplier on a mutually agreed schedule to reimburse Supplier for its actual costs for material and labor. For problems mutually determined to be due to a problem with workmanship, Spansion will not compensate Supplier for any material, labor, or related expenses. If the parties are unable to mutually agree as to the cause of the problem, then the parties may engage a mutually agreed independent third party expert to determine the cause of the problem, and the fees and expenses associated with engaging such expert shall be borne by the party whose assertion of the cause of the problem was incorrect.

10.	Hazards

In the event that either Supplier or Spansion becomes aware of any information which reasonably supports a conclusion that a defect may exist in any Product which could cause harm to any person or property damage (“Hazard”), the party becoming aware of this information shall immediately notify the other of the Hazard. Supplier and Spansion shall promptly exchange all relevant data and information, and, as promptly as possible, meet to review and discuss the data, information, tests and conclusions relating to the alleged Hazard. At this meeting the parties shall discuss the basis for any remedial or corrective action, including without limitation the origin or cause of the alleged Hazard.

11.	Standards for Performance

(a) General Performance Requirements. Except as specifically agreed to the contrary in the applicable Order or Statement of Work or in writing by the parties, Supplier shall furnish all labor, materials, tools, equipment, and supervision necessary to perform the Services in accordance with the terms and conditions of this Agreement and the applicable Statement of Work. Supplier shall provide proper training and education to all persons performing Services, and shall ensure that such persons have sufficient experience and expertise to perform the Services in an efficient and effective manner. Upon Spansion’s request, Supplier shall provide to Spansion satisfactory evidence of such training, education, experience, and expertise. Spansion’s acceptance of Supplier’s workmanship, materials, or Product which do not conform to the applicable specifications shall not relieve Supplier of the warranty obligations herein.

(b) General Warranties. Supplier warrants that:

(i) Supplier has the power and authority to enter into this Agreement,

(ii) Supplier has Capacity in accordance with Section 2(c), above, to perform the Services and to deliver sorted Products as specified in each applicable Statement of Work and Order; and

(iii) each of Supplier’s employees, subcontractors or agents involved in the Services provided to Spansion under this Agreement have signed an agreement with Supplier agreeing to abide by confidentiality requirements with respect to Spansion’s Confidential Information that are at least as protective of such information as the confidentiality obligations set forth in this Agreement.

(c) Services Warranties. For [*] from the delivery of Products, Supplier covenants and warrants that Supplier will perform all Services in accordance with the standards and practices of care, skill, and diligence customarily observed by similar firms under similar circumstances at the time the Services are rendered. Supplier warrants that all Services shall comply with all Specifications and/or other requirements set forth in the applicable Statement of Work and/or accepted Order, and any deliverables resulting from such Services shall be free of defects in workmanship. Supplier shall utilize and comply with the relevant portions of any regulatory standards specifically referred to in the accepted Order or Statement of Work or otherwise applicable to the Services.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d) Remedies. Spansion shall notify Supplier promptly in writing of any defect or nonconformity of the Services or sorted Product resulting from defects in Supplier’s workmanship or Supplier’s failure to conform to the Specifications set forth in the applicable Statement of Work as set forth in Section 11(c), above. Supplier shall, at Supplier’s expense and at Supplier’s option, promptly repair or accept the return of and credit Spansion for, such defective or nonconforming Product. Product returned to Supplier for warranty claims shall be repaired or replaced to the engineering level that the Product was originally sorted and/or tested to unless the parties agree otherwise. The foregoing remedies are in addition to all other remedies at law, in equity, or under this Agreement, and shall not be deemed to be exclusive. Spansion will obtain a return material authorization number from Supplier before returning the defective Product to Supplier’s designated facility (which return shall be at Spansion’s expense). Supplier will pay for delivery of repaired or replaced Products where found by Supplier to be defective under Section 11(c) above. Furthermore, if Supplier’s failure to deliver sorted Products to Spansion that conform with the warranty set forth in Section 11(c), above, results in a breach of warranty claim against Spansion, Supplier will indemnify Spansion for any damages, costs, penalties, or other amounts that Spansion will pay to its customers as the result of such breach of warranty, subject to Sections 15 and 18.

(e) Exclusions. Supplier’s warranty for sorted Product does not extend to:

(i) Product that has been subject to abuse, misuse, unauthorized or faulty repairs, alteration or tampering by Spansion or Spansion’s customer, or that has been operated in a manner in violation of operational installation, maintenance or instruction, as mutually determined by the parties in good faith, or

(ii) any defect caused by an error or omission or other fault in specifications, data, software, materials, information or know-how provided by Spansion in writing, or

(iii) any defect not caused solely by Supplier’s or its suppliers or subcontractor’s services.

(f) Inspection. At reasonable times and under reasonable conditions and subject to Supplier’s normal confidentiality and security requirements, Spansion shall have the right to inspect Supplier’s performance of Services during office hours. At the conclusion of the performance of any Services, Spansion shall have the right to make any final inspection or tests that Spansion shall deem advisable.

12.	Data Network and Transfer Of Information

If required in the applicable Statement of Work, Supplier shall maintain a communications network for transferring information between Supplier and Spansion. Specific requirements for any such network and for what specific data is to be transferred will be set forth in the applicable Statement of Work.

13.	Confidentiality

(a) Supplier’s Obligations. All communications and information obtained by Supplier from Spansion relating to this Agreement are confidential (“Spansion Confidential Information”). Except as required by law or otherwise provided in this section, without the prior written consent of an authorized representative of Spansion, Supplier shall neither divulge to, nor discuss with, any third party other than its Affiliates such Spansion Confidential Information. Prior to any disclosure of Confidential Information, whether as required by law or otherwise, Supplier shall inform Spansion in writing of the nature and reasons for such disclosure. Supplier shall not use any communication or information obtained from Spansion for any purpose other than the performance of this Agreement, without Spansion’s written prior consent. Upon the termination or expiration of this Agreement, Supplier shall destroy or return to Spansion all written materials constituting or incorporating any Spansion Confidential Information. Upon Spansion’s specific approval, Supplier may retain copies of such materials, subject to the requirements of this Subsection (a). Spansion shall use all reasonable efforts to mark all communications and information as “Confidential.”

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) Spansion’s Obligations. All communications and information obtained by Spansion from Supplier relating to this Agreement are confidential (“Supplier Confidential Information”). Except as required by law or otherwise provided in this section, without the prior written consent of an authorized representative of Supplier, Spansion shall neither divulge to, nor discuss with, any third party other than its Affiliates such Supplier Confidential Information. Prior to any disclosure of Supplier Confidential Information, whether as required by law or otherwise, Spansion shall inform Supplier in writing of the nature and reasons for such disclosure. Spansion shall not use any communication or information obtained from Supplier for any purpose other than the performance of this Agreement, without Supplier’s written prior consent. Upon the termination or expiration of this Agreement, Spansion shall destroy or return to Supplier all written materials constituting or incorporating any Supplier Confidential Information. Upon Supplier’s specific approval, Spansion may retain copies of such materials, subject to the requirements of this Subsection (b). Supplier shall use all reasonable efforts to mark all communications and information as “Confidential.”

(c) Exclusions. The parties’ obligation of confidentiality hereunder shall not apply to any information disclosed hereunder if the recipient party establishes that (i) the information was publicly known at the time of its receipt by the recipient party or has become publicly known other than by a breach of this Agreement or other action by the recipient party; (ii) the information was already known to the recipient party or independently developed by the recipient party, without obligation to keep it confidential, at the time of its receipt from the disclosing party; (iii) the information was received by the recipient party in good faith from a third party lawfully in possession thereof and having no obligation to keep such information confidential, (iv) the information is compelled to be disclosed by judicial or administrative order, process or regulation (including in connection with obtaining the necessary approvals of this Agreement by government authorities or by other requirements of applicable laws); (v) the information is to be disclosed to each party’s financial advisors, certified public accountants, investment bankers, underwriters, legal counsels or any other professionals and those of its counterparts for the purpose of fund raising; or (vi) the information is to be disclosed in compliance with the applicable laws (including U.S. securities regulations) or stock exchange regulations if the disclosing party determines in good faith, upon advice of counsel, that it is necessary to do so after giving prior notice to the other party and using its reasonable efforts (given any time constraints) to contact the other party and to discuss such disclosure with such other party.

(d) Approved Disclosures. Supplier may disclose to any subcontractor or Spansion-approved third party any information otherwise subject to Subsection (a) above that is reasonably required for the performance of the subcontractor’s or third party’s work. Prior to any such disclosure, Supplier shall obtain the subcontractor’s or third party’s written agreement to the requirements of Subsection (a) above and shall provide a copy of such agreement to Spansion.

(e) Advertising. Each party agrees that it shall not publish or cause to be disseminated through any press release, public statement, or marketing or selling effort any information that relates to the other party or this Agreement without the prior written approval of the other party.

14.	Intellectual Property Rights

(a) Supplier Intellectual Property Rights. The parties agree that Intellectual Property Rights of all writings, software, drawings, designs, copyrightable material, mask works, inventions, improvements, developments, and discoveries owned by Supplier prior to or during the term of this Agreement, and disclosed, used, made, implemented, performed or reduced to practice independently by Supplier during the course of this Agreement that relate in any manner to the Services to be performed or Products in accordance with the applicable Statement of Work (“Suppler Intellectual Property Rights”) shall remain the sole and exclusive property and proprietary information of Supplier.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) Spansion Intellectual Property Rights. The parties agree that Intellectual Property Rights of all writings, software, drawings, designs, copyrightable material, mask works, inventions, improvements, developments, and discoveries owned by Spansion prior to or during the term of this Agreement, and disclosed, used, made, implemented, performed or reduced to practice independently by Spansion during the course of this Agreement that relate in any manner to the Services to be performed or Products in accordance with the applicable Statement of Work (“Spansion Intellectual Property Rights”) shall remain the sole and exclusive property and proprietary information of Spansion.

(c) Assistance by Supplier. Supplier agrees to assist Spansion, at Spansion’s expense, in every proper way to enable Spansion to obtain, perfect, defend, and enforce its rights in and to all such Spansion Intellectual Property Right in any and all countries, including the disclosure to Spansion of all pertinent information and data with respect thereto, and the execution of all applications, specifications, oaths, assignments, and all other instruments that Spansion shall deem necessary in order to apply for and obtain copyright protection, mask work registration, and/or letters patent, and in order to assign and convey to Spansion, its successors, assigns, and nominees, sole and exclusive rights, title, and interest in and to such copyrights, mask works, inventions, patent applications, or patents.

(d) Assistance by Spansion. Spansion agrees to assist Supplier, at Supplier’s expense, in every proper way to enable Supplier to obtain, perfect, defend, and enforce its rights in and to all such Supplier Intellectual Property Rights in any and all countries, including the disclosure to Supplier of all pertinent information and data with respect thereto, and the execution of all applications, specifications, oaths, assignments, and all other instruments that Supplier shall deem necessary in order to apply for and obtain copyright protection, mask work registration, and/or letters patent, and in order to assign and convey to Supplier, its successors, assigns, and nominees, sole and exclusive rights, title, and interest in and to such copyrights, mask works, inventions, patent applications, or patents.

(e) Survival of Section 14(c). Supplier’s obligation to execute (or cause to be executed) at Spansion’s expense, instruments or papers such as those described in Subsection 14(c) above, shall continue after the termination or expiration of this Agreement with respect to any and all copyrights, mask works, and/or inventions to be assigned to Spansion under the applicable Statement of Work. If testimony or information relative to any of said matters or related to any interference or litigation is required by Spansion either during the term of this Agreement or following its termination or expiration which is available to Supplier but not available to Spansion, Supplier agrees to give all information and testimony and do all things requested of it that Supplier may lawfully do, provided that, if such matters shall be required of Supplier, Supplier will receive reasonable compensation for the time so consumed and reimbursements.

(f) Survival of Section 14(d). Spansion’s obligation to execute (or cause to be executed), at Supplier’s expense, instruments or papers such as those described in Subsection 14(d) above, shall continue after the termination or expiration of this Agreement with respect to any and all copyrights, mask works, and/or inventions to be assigned to Supplier under the applicable Statement of Work. If testimony or information relative to any of said matters or related to any interference or litigation is required by Supplier either during the term of this Agreement or following its termination or expiration which is available to Spansion but not available to Supplier, Spansion agrees to give all information and testimony and do all things requested of it that Spansion may lawfully do, provided that, if such matters shall be required of Spansion, Spansion will receive reasonable compensation for the time so consumed and reimbursements.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(g) Non-Disclosure. In the event Spansion should not seek to obtain copyright protection, mask work registration, or patent protection for any of said Intellectual Property Rights, but should desire to keep the same secret, Supplier agrees to assist Spansion in this regard and will not disclose any information as to the same except with the written consent of Spansion. In the event Supplier should not seek to obtain copyright protection, mask work registration, or patent protection for any of said Intellectual Property Rights, but should desire to keep the same secret, Spansion agrees to assist Supplier in this regard and will not disclose any information as to the same except with the written consent of Supplier.

(h) Use of Third Party Intellectual Property. Supplier agrees to notify and request approval from Spansion in writing prior to the inclusion of any third party intellectual property, including software and documentation, into any Services. Spansion may decline such approval in Spansion’s reasonable discretion. Supplier warrants that Supplier has the right to include such third party or pre-existing Supplier intellectual property in the Services, and that Spansion shall have the right to use any Services based on such third party intellectual property in any Services to the same extent as Spansion may use such Services pursuant to this Agreement. Spansion agrees to notify and request approval from Supplier in writing prior to the inclusion of any third party intellectual property, including software and documentation, into any Services. Supplier may decline to use such third party intellectual property upon receipt of any notice by the third party that such intellectual property infringes upon the intellectual property of such notifying third party.

(i) Jointly Developed Intellectual Property Rights. The parties agree:

(1) that the Intellectual Property Rights of all writings, software, drawings, designs, copyrightable material, mask works, inventions, improvements, developments, and discoveries jointly developed by the parties during the course of this Agreement that relate in any manner to the Services to be performed in accordance with the applicable Statements of Work (“Services Intellectual Property Rights”) shall be solely owned by Supplier. Supplier grants Spansion a non-exclusive, royalty-free, perpetual license (including the right to sub-license) to the Services Intellectual Property Rights. Spansion shall have the full and unrestricted rights during the term of this Agreement to design, [*], develop, [*], make, [*], manufacture, license, use, lease, sell, offer to sell, import, export or otherwise dispose of any Spansion product or device incorporating any portion of such Services Intellectual Property Rights and to license, use, reproduce, modify and make derivative works of any copyrightable materials included in the Services Intellectual Property Rights, without any further obligation and consideration due or payable to Supplier. Upon expiration or termination of this Agreement, Spansion shall have the full and unrestricted rights to design, [*], develop, [*], make, [*], manufacture, license, use, lease, sell, offer to sell, import, export or otherwise dispose of any Spansion product or device incorporating any portion of such Services Intellectual Property Rights and to license, use, reproduce, modify and make derivative works of any copyrightable materials included in the Services Intellectual Property Rights, without any further obligation and consideration due or payable to Supplier;

(2) that the Intellectual Property Rights of all writings, software, drawings, designs, copyrightable material, mask works, inventions, improvements, developments, and discoveries jointly developed by the parties during the course of this Agreement that relate in any manner to the Products (“Products Intellectual Property Rights”) shall be owned by Spansion;

(3) If the consent or approval of a co-owner is required by the IPR-related laws or regulations of any country or jurisdiction for exercise of any part of the rights or ownership interests described in Section 14(i)(1) and (2), above, such consent or approval is hereby given by the other party for the exercise; and

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(4) The parties shall cooperate, with each party bearing its own expenses, and each party agrees to assist the other party, at the other party’s expense, in every proper way to enable each party to obtain, perfect, defend, and enforce its rights in and to the Services Intellectual Property Rights and Products Intellectual Property Rights, as applicable, in any and all countries, including the disclosure by each party to the other party of all pertinent information and data with respect thereto, and the execution of all applications, specifications, oaths, assignments, and all other instruments by each party that the other party shall deem necessary in order to apply for and obtain copyright protection, mask work registration, and/or letters patent, and in order to assign and convey to each party, its successors, assigns, and nominees, rights, title, and interest in and to such copyrights, mask works, inventions, patent applications, or patents.

15.	Indemnification

(a) Supplier Indemnification Obligations. SUBJECT TO SECTION 18 (LIMITATION OF LIABILITY), INCLUDING THE EXCEPTIONS THERETO, at Spansion’s request, Supplier will defend any and all claims or allegations against Spansion, its subsidiaries, affiliates, officers, directors, employees, subcontractors, consultants, agents, successors, assigns, and customers (“Spansion Personnel”) that: (i) the Services, or any portion thereof, on their own or in combination with other goods and services, infringe any third-party’s patent, copyright, trademark, trade secret, mask work right or other intellectual property right; or (ii) the Services (in Supplier’s possession) caused injury, death, or damages; or (iii) arise or are alleged to have arisen as a result of any negligent and/or intentional act or omission of Supplier or Supplier’s subcontractors (of any tier), consultants, agents, officers, directors, or employees, or breach by Supplier of any term of the Agreement. Supplier will indemnify and hold Spansion and Spansion Personnel harmless from and against any costs, damages and fees attributable to any such claims or allegations. Spansion shall: (a) notify Supplier promptly in writing of any such claims or allegations; (b) permit Supplier to answer and defend the claim using competent counsel acceptable to Spansion in its reasonable discretion; and (c) provide information and assistance reasonably necessary to enable Supplier to defend the claim (at Supplier’s expense). Supplier’s indemnification obligation includes, without limitation, payment of all attorney and other professional fees, costs of appeal, and other costs incurred in defending any such claims, as well as all amounts Spansion pays its customer as a result of Supplier’s Services. Spansion will not settle any such claim or allegation without Supplier’s prior permission, provided that such permission is not unreasonably withheld. Supplier may not enter into any settlement that imposes any obligation on Spansion or Spansion Personnel without Spansion’s prior written consent. Subject to Section 13(c) (“Confidentiality”), Supplier will not publicize or permit any third party to publicize any settlement of such claim or allegation without Spansion’s written permission. If Supplier does not agree that the claim or suit is fully covered by this indemnity provision, then the parties agree to negotiate in good faith an equitable arrangement regarding the control of defense of the claim or suit and any settlement thereof consistent with Supplier’s obligations hereunder.

(b) Duty to Correct. If a third party claims that the technologies used in the Services performed by Supplier, other than those provided by Spansion (“Technologies”) infringe an intellectual property right, and if Supplier believes such Technologies infringe, or if the use of any Technologies is enjoined, Supplier will, in addition to its obligations under Section 16(a) above, promptly notify Spansion in writing and, at its own expense, exercise the first of the following remedies that is practicable: (i) obtain for Spansion from such third party rights with respect to the Services consistent with the rights granted to Spansion by Supplier under this Agreement; (ii) modify the Technologies or Services, as the case may be, so they are non-infringing and in compliance with this Agreement and all applicable requirements and specifications; (iii) replace the Technologies or Services, as the case may be, with non-infringing versions that comply with the requirements of this Agreement and all applicable requirements and specifications. If none of the foregoing proposed resolutions are feasible, Supplier will, at Spansion’s request, accept the cancellation of infringing Services and refund any amounts paid.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c) SPANSION Intellectual Property Indemnification Obligations. SUBJECT TO SECTION 18 (LIMITATION OF LIABILITY) INCLUDING THE EXCEPTIONS THERETO, SPANSION AGREES TO DEFEND, INDEMNIFY, AND HOLD HARMLESS SUPPLIER AND ITS SUBSIDIARIES, AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, SUBCONTRACTORS (OF ANY TIER), CONSULTANTS, AND AGENTS FROM AND AGAINST ANY AND ALL THIRD PARTY CLAIMS, DEMANDS, DAMAGES, LOSSES, AND EXPENSES ARISING OUT OF: (i) ANY CLAIMS THAT THE TECHNOLOGIES OWNED BY SPANSION OR LICENSED TO SPANSION NOT RELATED TO THOSE OF SUPPLIER OR ITS SUPPLIERS OR LICENSOR OR THE LIKE AND USED FOR PERFORMANCE OF THE SERVICES HEREUNDER INFRINGE A COPYRIGHT, PATENT, OR OTHER INTELLECTUAL PROPERTY RIGHT OF A THIRD PARTY; (ii) SPANSION’S USE OF THE SERVICES INTELLECTUAL PROPERTY RIGHTS LICENSED BY SUPPLIER TO SPANSION PURSUANT TO SECTION 14 (i)(1), ABOVE, IN COMBINATION WITH ANY UNAUTHORIZED PRODUCT IF THE CLAIM WOULD NOT HAVE ARISEN BUT FOR SUCH UNAUTHORIZED COMBINED USE; (iii) ANY THIRD PARTY INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS ARISING FROM COMPLIANCE BY SUPPLIER WITH SPECIFICATIONS OR INSTRUCTIONS SUPPLIED BY SPANSION, PROVIDED THAT SUCH CLAIM WOULD NOT HAVE ARISEN BUT FOR SUCH COMPLIANCE. THE FOREGOING INDEMNIFICATION OBLIGATIONS SHALL ARISE, PROVIDED THAT (a) SUPPLIER NOTIFIES SPANSION IN WRITING WITHIN THIRTY (30) DAYS OF THE CLAIM; (b) SPANSION HAS SOLE CONTROL OF THE DEFENSE AND ALL RELATED SETTLEMENT NEGOTIATIONS, BUT SUPPLIER SHALL BE ALLOWED TO APPROVE ANY FINAL SETTLEMENT, PROVIDED THAT SUPPLIER’S APPROVAL SHALL NOT BE UNREASONABLY WITHHELD OR DELAYED; AND (c) SUPPLIER PROVIDES SPANSION WITH THE ASSISTANCE, INFORMATION, AND AUTHORITY NECESSARY TO PERFORM SPANSION’S OBLIGATIONS UNDER THIS SECTION. SUBJECT TO SECTION 18 (LIMITATION OF LIABILITY), SPANSION SHALL REIMBURSE SUPPLIER’S REASONABLE OUT-OF-POCKET EXPENSES INCURRED IN PROVIDING SUCH ASSISTANCE AND/OR INFORMATION. SUBJECT TO SECTION 18 (LIMITATION OF LIABILITY), SUCH INDEMNIFICATION OBLIGATION SHALL INCLUDE BUT NOT BE LIMITED TO THE PAYMENT OF ALL REASONABLE ATTORNEYS’ FEES, COSTS AND EXPENSES OF CONSULTANTS AND EXPERT WITNESSES, COSTS OF APPEAL, AND OTHER COSTS INCURRED IN DEFENDING ANY SUCH CLAIMS.

16.	Insurance

Supplier represents that it has procured, and at all times during the term of this Agreement shall maintain, the following minimum levels of insurance covering activities and obligations undertaken by Supplier Services pursuant to this Agreement:

Type of Coverage	Minimum Coverage Limits
Worker’s Compensation	Statutory limits (if required by law)

Employer’s Liability	$1,000,000

Comprehensive General Liability (including without limitation Premises-Operations, Completed Operations, Contractual, Broad Form Property Damage, Personal Injury)	Bodily Injury: $1,000,000 per occurrence; $1,000,000 aggregate Property Damage: $1,000,000 per occurrence; $1,000,000 aggregate

Comprehensive Automobile Liability (for all owned, non-owned, and hired vehicles)	Bodily Injury: $1,000,000 each person; $1,000,000 each accident Property Damage: $1,000,000 each accident

All such insurance shall provide coverage on the basis of occurrences during the policy period, and not on the basis of claims made during the policy period. Supplier shall procure additional amounts or categories of insurance coverage, if required by law. Such insurance shall be the primary policy covering such occurrences, and no insurance coverage maintained by Spansion shall apply to such occurrences unless and until such Supplier’s policies are exhausted. Supplier is responsible for ensuring that such insurance satisfies all requirements of this section, including the applicable limits and scope of coverage. Prior to commencing Services, Supplier shall provide executed certificates of insurance to Spansion evidencing and certifying compliance with the insurance requirements described above. Supplier shall notify Spansion in writing at least thirty (30) days prior to any cancellation, material modification, lapse, or termination of any such insurance policy.

Supplier shall use its commercially reasonable efforts to have its subcontractors comply with the requirements of this section. Supplier shall advise Spansion at the time it requests approval for use of a subcontractor if such subcontractor does not meet these insurance requirements. Supplier shall further ensure that any subcontractors which are engaged to perform Services for Supplier under this Agreement maintain proper insurance coverage commensurate with their obligations and liabilities.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

17.	Term and Termination

(a) The term of this Agreement shall begin on the Effective Date and shall last for two (2) years unless sooner terminated by Spansion or Supplier as provided herein or extended by the agreement of both parties.

(b) Termination for Cause. If either party commits a material breach of any provision of this Agreement or of any Statement of Work or any Order, the other party may terminate this Agreement and/or the applicable Statement of Work or any Order in whole or in part, provided that the breaching party fails to cure the breach within thirty (30) days of receiving written notice of the non-breaching party’s intent to terminate. Further, should either party (i) be adjudged or become insolvent; (ii) have any proceedings instituted by or against it in bankruptcy, under insolvency laws, or for the party’s reorganization, receivership, dissolution, or liquidation; (iii) make an assignment for the benefit of creditors or any general arrangement with creditors; or (iv) discontinue business or adopt a resolution calling for same, the other party may terminate this Agreement for cause upon twenty-four (24) hours written notice. If Spansion terminates this Agreement or a Purchase Order for cause, Spansion may procure substantially similar services from an alternate supplier, and Supplier shall be liable to Spansion for any and all additional costs or expenses reasonably incurred by Spansion in procuring such substitute services, subject to Section 18. Notwithstanding the above, Spansion shall have the right to seek any other remedy that may be available at law or in equity.

(c) Termination for Convenience. Spansion may not terminate this Agreement or Statement of Work for convenience.

(d) Supplier’s Obligations upon Termination. Upon termination or expiration of this Agreement and/or any Statement of Work or Purchase Order, Supplier will, in addition to any other obligations of Supplier on termination or expiration, (i) cease all performance of the terminated Services and furnish to Spansion all completed deliverables and work in progress; (ii) return to Spansion or destroy all copies of any confidential or proprietary information of Spansion related to the terminated Services, and cease all use of these materials; and (iii) within thirty (30) days, provide a full accounting itemizing all Services performed prior to termination for which Supplier has not yet received payment.

(e) Spansion’s Obligations upon Termination. Upon termination or expiration of this Agreement and/or any Statement of Work or Purchase Order, Spansion will, in addition to any other obligations of Spansion on termination or expiration, (i) return to Supplier or destroy all copies of any confidential or proprietary information of Supplier related to the terminated Services, and cease all use of these materials; and (ii) within thirty (30) days, make the payment for all Services performed prior to termination for which Spansion has not yet paid.

(f) Partial Termination. The termination of one or more Scopes of Work and/or Purchase Orders, or any part or portion thereof, shall not terminate or otherwise affect in any way the validity of any other Statement of Work or Purchase Order in effect at such time.

18.	Limitation of Liability

EXCEPT AS PROVIDED BELOW, IN NO EVENT SHALL [*] BE LIABLE TO [*] FOR [*] OR FOR [*]. [*] LIABILITY TO [*] ON ANY CLAIM OF ANY KIND FOR ANY LOSS OR DAMAGE ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM [*] OR NEGLIGENT CONDUCT SHALL IN NO EVENT EXCEED [*]. PROVIDED, HOWEVER, THE LIMITATION OF LIABILITY SET FORTH IN THIS SECTION SHALL IN NO WAY LIMIT [*] LIABILITY FOR BODILY INJURY OR DEATH OR FOR DAMAGES OR LOSSES OF ANY KIND RESULTING FROM ITS: (I) BREACH OF ITS OBLIGATIONS UNDER SECTION 13 (“CONFIDENTIALITY”), ABOVE, (II) BREACH OF ITS INTELLECTUAL PROPERTY INFRINGEMENT INDEMNIFICATION OBLIGATIONS UNDER SECTION 15 (“INDEMNIFICATION”), ABOVE, OR (III) GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN NO EVENT SHALL [*] BE LIABLE FOR [*] OR FOR [*]. [*] LIABILITY ON ANY CLAIM OF ANY KIND FOR ANY LOSS OR DAMAGE ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM [*] SHALL IN NO CASE EXCEED [*]. PROVIDED, HOWEVER, THE LIMITATION OF LIABILITY SET FORTH IN THIS SECTION SHALL IN NO WAY LIMIT [*] LIABILITY FOR DAMAGES OR LOSSES OF ANY KIND RESULTING FROM ITS: (I) BREACH OF ITS OBLIGATIONS UNDER SECTION 13 (“CONFIDENTIALITY”), ABOVE, (II) BREACH OF ITS INTELLECTUAL PROPERTY INFRINGEMENT INDEMNIFICATION OBLIGATIONS UNDER SECTION 15 (“INDEMNIFICATION”), ABOVE OR (III) GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

19.	Miscellaneous Provisions

(a) Compliance with Law. In the performance of this Agreement, Supplier shall at all times comply with all applicable governmental laws, statutes, ordinances, rules, regulations, orders, and other requirements, including without limitation such governmental requirements applicable to environmental protection, health, safety, wages, hours, equal employment opportunity, nondiscrimination, working conditions, import or export control, customs, and transportation to which Supplier is subject. Supplier will further comply with Spansion’s current Supplier Code of Conduct; provided, however, that Supplier is not obligated to comply with the subsequently modified Spansion Supplier Code of Conduct unless Supplier expressly agrees to comply with it in writing.

(b) Delegation, Subcontracting, and Assignments. Neither party shall assign its rights, delegate its duties, or subcontract any work performed under the terms of this Agreement and the applicable Statement of Work without prior written authorization from the other party. Supplier will require its delegates or subcontractors to agree, in writing, to the terms and conditions of this Agreement. Notwithstanding any delegation or subcontract, Supplier shall remain obligated to Spansion in the performance of Services and will remain bound by the terms and conditions of this Agreement.

(c) Taxes and Benefits. Supplier shall bear and pay all federal, state, and local taxes based upon or measured by its net income, and all franchise taxes based upon its corporate existence or its general corporate right to transact business. Spansion shall reimburse Supplier, or pay directly to the appropriate tax authority, or timely issue a valid tax exemption certificate, for sales or use taxes legally imposed upon the transactions arising out of this Agreement.

(d) Labor Disputes and Work Stoppages. No dispute between labor organizations and Supplier shall be permitted to occur or be manifested on any Spansion site, and Supplier agrees to employ personnel and other agents for the Services who will work at all times in harmony with Spansion’s personnel and other agents. Supplier agrees not to participate in or encourage any cessation of the Services that may occur as a result of any such labor dispute; however, Supplier may participate in lawful negotiations.

(e) Records Available. Supplier shall keep full and detailed invoicing and payment records, specifications, and yield data and sort results relating to the Services. All such records shall be available to Spansion or to Spansion’s authorized representative upon request of Spansion, within a reasonable period of time after such a request, at a reasonable location, and during normal business hours for a period of five (5) years after the completion of the Services.

(f) Use of Spansion Resources. If given authorization to utilize Spansion resources (e.g., computers, telephones, etc.), Supplier agrees to use such resources strictly for performing the Services hereunder. Any other or unauthorized use shall be deemed breach of the Agreement.

(g) Gratuities. Supplier warrants that it has not directly or indirectly offered or given, and will not directly or indirectly offer or give, to any employee, agent, or representative of Spansion any cash or non-cash gratuity or payment with a view toward securing any business from Spansion or influencing such person with respect to the conditions of or performance under any contracts with or order from Spansion, including without limitation this Agreement. Any breach of this warranty shall be a material breach of each and every contract between Spansion and Supplier.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(h) Solicitation of Employment. Each party agrees not to recruit, divert, or solicit the employment of the other party’s employee during Supplier’s performance of Services under this Agreement and for a period of ninety (90) days following the termination or expiration of this Agreement.

(i) Notices. All notices relating to this Agreement shall be in writing and shall be deemed given (i) in the case of mail, on the date five (5) days after it is deposited in the mail, postage prepaid, either registered or certified, with return receipt requested (or its equivalent); (ii) in the case of personal delivery to an authorized representative or officer of the party, or in the case of express courier service or overnight delivery service of national standing, on the date of delivery or attempted delivery (if receipt is refused); or (iii) in the case of facsimile, twenty (24) hours after it has been sent provided that a duplicate copy of such notice is also promptly sent pursuant to (i) or (ii) above. Notices shall be sent to the Address for Notices set forth above, but each party may change its address by written notice in accordance with this section.

(j) Independent Contractor. In the performance of this Agreement, Supplier is acting as an independent contractor, and neither Supplier nor its employees are the servants, agents, or employees of Spansion. Except as expressly provided in this Agreement, Spansion shall have no direction, supervision, or control over Supplier or its employees. Neither party has the right or ability to bind the other to any agreement with a third party or to incur any obligation or liability on behalf of the other party without the other party’s written consent.

(k) Governing Law. This Agreement shall be governed by, subject to, and construed in accordance with the internal laws of the State of California, excluding the conflict of law rules thereof. The parties specifically exclude from application to this Agreement the United Nations Convention on Contracts for the International Sale of Goods.

(l) Prevailing Party. In any arbitration or judicial proceeding involving Spansion and Supplier arising out of or relating to this Agreement or to Services performed under this Agreement, the prevailing party shall be entitled to recover all reasonable expenses associated with such proceeding, including reasonable attorneys’ fees and expenses.

(m) Severability. Each term of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. However, in the event that any of the terms of this Agreement becomes or is declared illegal by any court or tribunal of competent jurisdiction, or becomes otherwise unenforceable, such term shall be deemed deleted from this Agreement unless it can be modified to reflect the parties’ intention, and all the remaining terms of this Agreement shall remain in full force and effect.

(n) Survivability. The obligation of the parties contained in Section 13 (Confidentiality), 14 (Intellectual Property Rights), 17(d) (Supplier’s Obligations upon Termination), 17(e) Spansion’s Obligations upon Termination), 18 (Limitation of Liability), and 19(i) (Notices) shall survive any termination of this Agreement and any applicable Statement of Work, unless otherwise agreed by the parties in such Statement of Work. Any rights and obligations incurred prior to the termination shall survive any termination of this Agreement.

(o) Nonwaiver of Rights. The failure of either party to this Agreement to object to or to take affirmative action with respect to any conduct of the other party that is in violation of the terms of this Agreement shall not be construed as a waiver thereof, or as waiver of any future breach or subsequent wrongful conduct.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(p) Modification. This Agreement may not be modified or amended except in writing signed by a duly authorized representative of each party; no other act, document, usage, or custom shall be deemed to amend or modify this Agreement.

(q) Entire Agreement. This Agreement, all exhibits, attachments, appendices, and documents incorporated or referenced herein, including exhibits, attachments, appendices, and documents that are subsequently updated by Spansion, and the terms and conditions in each Purchase Order and Statement of Work, constitute the complete agreement between the parties and supersede all prior or contemporaneous agreements or representations, written or oral, concerning the subject matter of this Agreement.

Spansion LLC	ChipMOS TECHNOLOGIES INC.

/s/ Randy Furr	/s/ S.J. Cheng
Authorized Signature	Authorized Signature

Randy Furr	S.J. Cheng
Print Name	Print Name

Chief Financial Officer	Chairman and CEO
Title	Title

Feb 05 ‘10
Date	Date

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Appendix 1

To

Sort Services Agreement

Security Policies

1.	General

A. Supplier shall make available for inspection by SPANSION-designated Distribution and Security Managers written security procedures and evidence of implementation of such procedures based on these Security Policies, within one (1) month after execution of the Agreement.

B. Supplier agrees to assign a senior security representative to monitor, standardize and implement its security procedures at each Supplier facility utilized to perform the Services.

C. Supplier shall insure that all Supplier employees and subcontractors who have access to SPANSION Product have satisfactorily passed a background investigation prior to employment. Documentation of the investigation procedure shall be promptly provided to SPANSION upon request.

2.	Handling Guidelines

A. The Supplier is required to provide a secure storage area for SPANSION Product. The secure area shall be designed to deter and prevent unauthorized access. Entry to the secured area is to be limited to personnel directly involved in service provision, shipping and receiving of SPANSION Product. For the purpose of this Agreement, examples of secure storage may include sealed or locked containers, locked cages, locked hard wall areas, and cargo stored in racks at sufficient height to prevent access by unauthorized persons. Any loose cargo stored over six (6) hours must be stored in a locked cage or locked hard wall area.

B. Loading of SPANSION Product shipments must be done in the presence of the authorized driver; no pre-loading of Product shipments on vehicles for later collection is permitted.

C. Any incoming freight owned by SPANSION showing evidence of being opened, or otherwise tampered with must be reported to SPANSION immediately and a written report produced within twenty-four (24) hours following the discovery.

3.	Supplier Premise Security

A. The Supplier shall provide and maintain, at all times, adequate security systems to allow continuous security monitoring and protection of SPANSION Product against fire and intrusion. This shall include a building fire detection system, an intruder detection system, and a closed circuit television system with video recording capability. Any exceptions to this requirement must be approved by SPANSION.

B. The Supplier shall ensure that access to its buildings is controlled to prevent unauthorized casual and intentional intrusion. Details of measures shall be included in Supplier’s security procedures.

4.	Audits

A. Supplier shall meet with SPANSION Corporate Security or its appointed representatives at least once a year to discuss Supplier’s compliance with these Security Policies. Absent mutual agreement to the contrary, routine business meetings shall not satisfy this requirement.

B. Subject to reasonable prior written notice and compliance with Supplier’s normal security and confidentiality requirements, SPANSION reserves the right to audit any of Supplier’s premises used to perform the Services and shall report audit results and proposed corrections within fifteen (15) days of the completed audit. Copies of audit procedures shall be included in the Supplier’s security procedures.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.	General Security Responsibilities

A. Supplier senior security representative shall perform loss/theft investigations with respect to SPANSION Products. Results of such investigations shall be reported to SPANSION within twenty-four (24) hours of completion of the investigation into any such incident. Law enforcement must be notified immediately once Supplier is aware of any discrepancies or losses if the investigation determines that loss/theft is due to criminal activity and the value of the loss or stolen SPANSION Products is more than $500. The Supplier shall assist and shall cooperate with SPANSION in locating any lost Product.

B. Supplier shall perform a self-audit twice each year of all facilities in which SPANSION Product is moved or stored by Supplier and report results to SPANSION in writing.

C. Supplier shall establish standard security operating procedures, (“Standard Operating Procedures”) for SPANSION shipments if Supplier is responsible for transportation of SPANSION Products within thirty (30) days of execution of the Agreement and update it twice a year thereafter. Supplier shall provide a copy of its Standard Operating Procedures to SPANSION after each update. Supplier shall perform additional updates as needed.

D. Subject to reasonable prior written notice and compliance with Supplier’s normal security and confidentiality requirements, SPANSION Corporate Security shall have reasonable access to Supplier security audits and loss/theft investigations related to SPANSION Products. SPANSION Corporate Security shall, in its discretion, participate with Supplier security on security investigations and resolution of issues on loss/theft investigations related to SPANSION Products.

E. Subject to any confidentiality obligations that Supplier may have to other parties, Supplier shall, from time to time and at the reasonable request of SPANSION, provide SPANSION a full report on all losses and theft at specified facilities for stipulated periods of time (e.g. 6, 12, 24 months). Supplier’s report shall include losses for both SPANSION and non-SPANSION product.

F. Any exceptions to these Security Policies shall require SPANSION’s prior written agreement.

G. Quarterly security reviews shall be conducted at each facility utilized to perform the Services. Results are to be reported at quarterly meetings and any irregularities and corrective action plans explained.

H. Copies of all security reports shall be provided to SPANSION Austin Investigations Manager and to the appropriate SPANSION distribution manager.

ANY AMENDMENTS OR WAIVERS TO THESE SECURITY POLICIES MUST BE APPROVED IN WRITING BY SPANSION CORPORATE SECURITY.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

STATEMENT OF WORK

Parties:	Spansion	Supplier
Full Legal Name:	Spansion LLC	ChipMOS TECHNOLOGIES INC.

Business Entity Type:	Limited Liability Company	Corporation
Organized In:	State of Delaware	Republic of China

Principal Business Address:	915 DeGuigne Drive	No. 1 R&D Rd. 1, Hsinchu Science Park
	Sunnyvale, CA 94088	Hsinchu, Taiwan, R.O.C

Address for Notices:	915 DeGuigne Drive	No. 1 R&D Rd. 1, Hsinchu Science Park
	Sunnyvale, CA 94088	Hsinchu, Taiwan, R.O.C.
	Attn: GSM, MS 12	Attn: S. J. Cheng
	Facsimile: (408) 982-1946	Facsimile: 886-3-5668980

With copy of legal notices only to same address:
Attn: Law Department, MS 251
Facsimile: (408) 616-3762

Project Name:		V5400 Wafer Sort Services

Project Start Date:		the earlier of (i) the date of the entry of an order by the U.S. Bankruptcy Court for the District of Delaware approving Spansion’s execution of this SOW, as defined below, and such order shall not have been stayed pending appeal, or (ii) the date a plan of reorganization has been confirmed by the U.S. Bankruptcy Court for the District of Delaware and become effective

Project Completion Date:		the second anniversary after the Project Start Date

Applicable Agreement Title (“Agreement”):		Sort and Test Services Agreement

Spansion and Supplier agree as follows:

1.	Relationship to Agreement

This Statement of Work (“SOW”) is subject to the terms and conditions of the Agreement identified above, which is incorporated herein by reference. The Agreement is intended to describe the general rights, obligations, and liabilities of the parties and establishes general standards applicable to the Services. All terms and conditions in the Agreement shall apply to this SOW absent the express agreement of the parties to the contrary in this SOW. Terms used in this SOW shall have the same meaning as in the Agreement. In the event of any conflict between the terms and conditions of the Agreement and the terms and conditions of this SOW, the terms and conditions of this SOW shall govern.

2.	Effective Date and Term

The term of this SOW shall begin on the Project Start Date and shall end on the Project Completion Date referenced above, unless sooner terminated in accordance with the provisions of the Agreement or extended by the agreement of both parties. If no Project Completion Date is specified, then this SOW shall remain in effect until the performance of Services pursuant to this SOW is completed to the satisfaction of Spansion, unless sooner terminated by Spansion or Supplier in accordance with the provisions of the Agreement.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.	Scope of Services

Services to be performed by Supplier will include all work, tasks and deliverables described in Section 4 (Supplier’s Obligations) below. Any additional services will be agreed to in writing by the parties in the form of an amendment to this SOW. Supplier shall provide all tools, equipment, materials, and staff support that may be necessary to perform the Services and to create the deliverables.

4.	Supplier’s Obligations

Supplier will accomplish the following tasks and provide the following deliverables. Spansion’s acceptance will be based on the following criteria:

(a) Supplier shall perform sort Services utilizing V5400 test cells.

(b) Subject to Section 11 of the Agreement, all Services shall be performed in accordance with Spansion’s wafer sort testing program specification attached hereto as Exhibit A, and which may be updated by Spansion periodically. Failure to successfully provide Services in accordance with the wafer sort testing program specification shall constitute a material breach of the Agreement and this SOW.

(c) Supplier shall maintain a data network connection accessible via the Internet that are accessible by Spansion twenty-four (24) hours per day, seven days per week.

(d) Supplier shall at all times maintain sixty (60) sets of V5400 test cells capacity (“Reserved Capacity”) to support Spansion’s Forecasts (as defined below) of wafer sort testing requirements. Supplier’s failure to maintain such Reserved Capacity will be a material breach of this SOW and the Agreement. Spansion’s requirement of wafer sort testing requirements in excess of sixty (60) sets of V5400 test cells (“Additional Capacity”) shall be subject to the agreement of Supplier and Supplier reserves the rights to accept or reject any Additional Capacity requirements in its sole discretion. Forecasts, as defined below, other than Binding Forecast, as defined below, provided by Spansion are intended to be good faith estimates only. Such Forecasts, other than Binding Forecasts, are intended to be used by Supplier solely as a business planning tool, and do not constitute an Order by Spansion or a commitment by Spansion to purchase any quantity of Services from Supplier. Decisions regarding whether to purchase Services from Supplier, other than such Services specified in a Binding Forecast, shall be at Spansion’s sole discretion. Any reliance by Supplier on such Forecasts other than Binding Forecast shall be at Supplier’s sole risk.

(e) If a reduction in costs is a direct result of any idea submitted by Spansion, adjustment will be made to the price to reflect fifty percent (50%) of such cost reductions. This cost savings sharing model does not apply to market driven component price reductions that occur as a result of normal industry activity, and all such component price reductions shall be fully passed through to Spansion immediately.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(f) Supplier shall perform Services pursuant to the delivery dates agreed upon between Supplier and Spansion in a weekly operational scheduling meeting between the parties. Time is of the essence under this Agreement. Subject to Spansion’s payment in accordance with Section 3 (b) of the Agreement, Supplier will commence Services hereunder at the time specified in the applicable Order and will finish such Services by the date specified therein. By accepting the Order, Supplier agrees that the time limit specified in the Order for the tasks described therein are reasonable. Supplier shall use its best efforts to minimize any delay that may prevent its timely compliance with one or more requirements of this SOW. Whenever the timely achievement of Supplier’s responsibilities pursuant to this SOW has been or will be adversely affected by any delay, Supplier shall promptly notify Spansion stating the anticipated length of the delay, the cause of the delay, the measures proposed or taken to prevent or minimize the delay, and the timetable for implementation of such measures. At Spansion’s option, Supplier’s failure to provide such notice shall constitute a material breach of this Agreement. If Supplier’s failure to timely deliver sorted Products or perform Services causes Spansion to be unable to timely deliver goods to Spansion customers, Supplier will indemnify Spansion for any such damages, costs, penalties, or other amounts that Spansion pays to its customers as a result of such delay, subject to Sections 15 and 18 of the Agreement.

5.	Spansion’s Obligations

In support of Supplier’s performance of the Services, Spansion will perform only those tasks and/or provide those resources, items, and/or data specifically identified below:

(a) Spansion shall provide specifications for applicable devices tested by Supplier.

(b) Spansion shall provide probe cards and wafer sort testing specifications for Products tested by Supplier.

(c) On or before the fourth week of each fiscal month, Spansion shall provide Supplier with a rolling forecast of wafer sort testing requirements for a period of subsequent three (3) months (“Forecast”). Both parties agree that seventy-five percent (75%) of the hours required by Supplier to perform the Services as specified in the Forecast for the subsequent one (1) month shall be binding upon Spansion and Supplier, if so accepted by Supplier (“Binding Forecast”) and Spansion shall place Orders in compliance with the Binding Forecast accordingly. Spansion may at any time, in its sole discretion, specify and/or change the Products for which Supplier will perform the Services, provided, however, the hours required by Supplier to perform the Services will be specified in the Binding Forecast. Spansion’s failure to place Orders in compliance with the Binding Forecast shall be a material breach of this SOW. Forecasts other than Binding Forecast provided by Spansion are intended to be good faith estimates only. Such Forecasts are intended to be used by Supplier solely as a business planning tool, and do not constitute an Order by Spansion or a commitment by Spansion to purchase Services from Supplier. Decisions regarding whether to purchase Services from Supplier shall be at Spansion’s sole discretion. Any reliance by Supplier on such Forecasts other than Binding Forecasts shall be at Supplier’s sole risk.

(d) Except as provided in Section 5(c), above, in no event shall Spansion change, cancel or reschedule any Order issued pursuant to a Binding Forecast without Supplier’s written consent. Spansion’s instruction contradictory to this Section shall not bind Supplier. Except for the foregoing, in the event of a cancellation or rescheduling of any Order, in whole or in part, Spansion shall compensate Supplier in accordance with Section 2(f) of the Agreement.

Supplier may utilize such resources, items, and/or data solely for the performance of Services pursuant to this SOW. No other rights of possession or use are granted by Spansion. Supplier will promptly destroy or return to Spansion all items and data provided by Spansion upon completion of the applicable task or deliverable, or sooner if instructed by Spansion.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.	Compensation

(a) Pricing. Spansion and Supplier agree that the hourly rates for the Services described in this SOW, including for both Reserved Capacity and Additional Capacity, shall be [*] dollars (USD$[*]) per hour. Supplier’s failure to object to an Order within three (3) business days of Supplier’s receipt of the Order or Supplier’s commencement of performance of the Services without such objection shall constitute Supplier’s agreement that the compensation described therein is accurate and sufficient, provided such compensation is consistent with the foregoing agreed pricing. Subject to Section 3(b) of the Agreement, Supplier shall invoice Spansion only after the applicable Services have been performed and/or after the applicable charges or costs are incurred. Payments shall be mailed electronically or to Supplier at the address set forth in the Notices section of this SOW, unless Supplier designates in writing a different mailing address for receipt of payment.

(b) No Other Amounts. Any and all sales or use taxes for the Services provided will be the responsibility of Spansion. Except as provided in the applicable Order, Supplier will not be entitled to any other form of compensation or reimbursement related to the performance of the Services or for the creation of the deliverables. Unless otherwise specified in the applicable Order, all costs or expenses associated with the tools, equipment, materials, or support staff necessary to perform the Services or create the deliverables shall be borne by Supplier. No increase in fees or rates may become effective without the prior written consent of an authorized representative of Spansion and the issuance of a revised Order.

7.	Exclusivity

Except for (i) sort services to be provided to Spansion utilizing V5400 test cells listed in Exhibit B, and (ii) Spansion’s and its Affiliates’ operation of any Spansion-owned, controlled, leased, or possessed test cells at a Spansion location, Spansion shall utilize Supplier as Spansion’s sole source subcontractor of Spansion’s and its Affiliates’ V5400 wafer sort requirements during the term of this SOW. Notwithstanding anything contained in this SOW to the contrary, both parties agree to negotiate, in good faith, the Reserved Capacity commitment and the price for Reserved Capacity and Additional Capacity within three (3) months after the Project Start Date of this SOW.

• Spansion LLC	• ChipMOS TECHNOLOGIES Inc.

/s/ Randy Furr	/s/ S.J. Cheng
Authorized Signature	Authorized Signature

Randy Furr	S. J. Cheng
Print Name	Print Name

Chief Financial Officer	Chairman and CEO
Title	Title

Date	Date

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL

Exhibit A

Wafer Sort Program Specification

As outlined in Spansion Specification number F03-070.31 Rev R dated 8/24/09

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL

Exhibit B

Current V5400 Test Cells in Japan

Item	Serial #
1	CN44310101
2	CN44310165
3	CN44310166
4	CN44310194
5	CN44310195
6	CN44310196
7	CN44310244
8	CN44310248
9	CN44310252
10	CN44310277
11	CN44310278
12	CN44310279
13	CN44310280
14	CN44310281
15	CN44310282
16	CN44310283
17	CN44310285
18	CN44310286
19	CN44310287
20	CN44310288
21	CN44310289
22	CN44310307
23	CN44310308
24	CN44310309
25	US44310101
26	US44310102
27	US44310103
28	US44310105
29	US44310106
30	US44310107

Item	Serial #
32	US44310109
33	US44310110
34	US44310111
35	US44310112
36	US44310113
37	US44310114
38	US44310116
39	US44310117
40	US44310120
41	US44310122
42	US44310126
43	US44310127
44	US44310129
45	US44310149
46	US44310150
47	US44310151
48	US44310152
49	US44310153
50	US44310154
51	US44310155
52	US44310156
53	US44310224
54	US44310274
55	US44310275
56	US44310157
57	US44310160

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.